UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2026

New Mountain Net Lease Trust

(Exact name of Registrant as Specified in Its Charter)

Maryland	000-56701	99-6897976
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1633 Broadway, 48th Floor
New York, New York		10019
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 212 720-0300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 15, 2026, New Mountain Net Lease Trust, a Maryland statutory trust (the “Company”), entered into a Purchase Agreement (the “Purchase Agreement”) with New Mountain Net Lease Partners II, L.P. (“NMNL II”), a Delaware limited partnership and private investment vehicle managed by an affiliate of New Mountain Finance Advisers, L.L.C., the Company’s investment adviser. Pursuant to the terms of the Purchase Agreement, the Company agreed to directly or indirectly acquire 100% of NMNL II’s assets (the “Portfolio”) through one or more mergers, asset acquisitions and/or other transactions, or any combination thereof (collectively, the “Transaction”), for a gross purchase price (excluding closing costs) equal to approximately $2.4 billion (the “Purchase Price”). The Portfolio is comprised of over 18 million square feet across 180 operationally critical, single-tenant, industrial net-leased real estate properties that are leased to 39 tenants and has a weighted average remaining lease term of approximately 15 years and weighted average annual rent escalators of 2.6%. The Purchase Price is payable by the Company in the form of cash, assumption of existing indebtedness and/or certain classes of common shares of beneficial interest, par value $0.01 per share, of the Company equal to the portion of NMNL II investors that elect to receive shares in lieu of cash consideration.

Pursuant to the terms of the Purchase Agreement, the Company is required to deposit approximately $24 million (representing 1.0% of the Purchase Price) into escrow on or before October 22, 2026, which will be applied against the Purchase Price at closing. In addition, the Purchase Agreement provides for a due diligence period, which is expected to expire on November 29, 2026, during which time the Company may, in its sole and absolute discretion and for any reason or no reason whatsoever, terminate the Purchase Agreement by giving written notice of termination to NMNL II and the escrow agent. The Transaction is expected to close on or about January 1, 2027, subject to customary closing conditions. There is no assurance that the Company will close the Transaction on the terms described above or at all.

The Company intends to finance the Transaction through a combination of cash on hand (which primarily consists of proceeds from the Company’s ongoing offering), assumption of approximately $1.3 billion of existing mortgage debt on the Portfolio, new borrowings and the issuance of shares to certain NMNL II investors that elect to roll their pro rata interest into the Company (rather than electing to receive cash as part of the Transaction).

The Transaction was approved by the Company’s board of trustees, including all of the independent trustees, subject to the receipt by the Company of a fairness opinion with respect to the Transaction. The Company has engaged Jones Lang LaSalle Securities, LLC (“JLL”) to provide a fairness opinion with respect to the terms of the Transaction.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Forward-Looking Statements

Certain statements contained in this Current Report on Form 8-K, including statements relating to our expectations regarding the Transaction, the anticipated closing and the expected financing of the Transaction, may be considered forward-looking statements based on current expectations that involve risks, uncertainties and assumptions. Such forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “seek,” “potential,” “plan,” or other similar words. Any such forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate and beliefs of, and assumptions made by, our management and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied therein, including, without limitation: the risk that the Transaction may not be completed in the anticipated timeframe or at all; the risk that the conditions to closing set forth in the Purchase Agreement may not be satisfied or waived; the occurrence of any event, change or other circumstance that could give rise to the termination of the Purchase Agreement; the risk that the Company may not be able to raise sufficient equity proceeds or obtain the financing necessary to fund the Purchase Price; the risk that lender consents required for the assumption of existing mortgage debt may not be obtained on acceptable terms or at all; and those risks disclosed in our periodic reports as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Current Report on Form 8-K. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW MOUNTAIN NET LEASE TRUST

Date:	October 16, 2026	By:	/s/ Peter E. Kaplan, Jr.
		Name: Title:	Peter E. Kaplan, Jr. President, Chief Executive Officer, and Trustee